Exhibit 99.1
Financial Contact:	James S. Gulmi (615) 367-8325

Media Contact:	Claire S. McCall (615) 367-8283
GENESCO ACQUIRES SCHUH
—Schuh Currently Operates 59 Stores and 16 Concessions
in the U.K. and Republic of Ireland—
—Conference Call Scheduled for Thursday, June 23, 2011 at 8:30 am ET—
NASHVILLE, Tenn., June 23, 2011 — Genesco Inc. (NYSE: GCO) today announced that it has acquired Schuh Group Ltd., a specialty retailer of casual and athletic footwear based in the United Kingdom. The purchase price paid at closing was £100 million, subject to closing adjustments, less £29.5 million outstanding under existing Schuh credit facilities, which remain in place. The purchase agreement also provides for deferred purchase price payments totaling £25 million, payable £15 million and £10 million on the third and fourth anniversaries of the closing, respectively, subject to the payees’ not having terminated their employment with Schuh under certain specified circumstances. Genesco has also agreed to implement a bonus plan for certain members of Schuh management which will pay a total of up to £25 million in cash bonuses in 2015 subject to the Schuh business having achieved specified performance targets.
     Genesco funded the initial payment and associated expenses with borrowings under an existing U.S. credit facility of $89 million and the balance from cash on hand. Genesco expects the acquisition will be accretive to earnings per share in its current fiscal year, excluding any merger and integration expenses and compensation expense attributable to the deferred purchase price payments because they are contingent upon the continued employment of the payees.
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     Headquartered in Scotland, Schuh operates 59 stores in the United Kingdom and Republic of Ireland, 16 concessions in Republic apparel stores and one of the U.K.’s largest online shoe websites, www.schuh.co.uk. The company’s core product selection consists of a broad range of branded casual and athletic footwear complemented by a meaningful private label offering targeted at its 15- to 24- year old core customer. For the fiscal year ended March 27, 2011, Schuh generated net sales of approximately £164 million with an operating margin above 9% adjusted for goodwill amortization.
     Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Schuh provides us with an immediate and established retail presence in the United Kingdom, a highly experienced international management team, and improved insight into global fashion trends. The concept is similar to Journeys in customer demographics, product offering and operating philosophy, so it is a business we know and understand. At the same time, we believe that the combined businesses will benefit from significant merchandising synergies and from many opportunities to share best practices to our mutual benefit. Financially, the Schuh business is compelling, with attractive store economics and solid growth prospects.”
     Managing Director of Schuh Colin Temple and Finance Director Mark Crutchley will continue in their current leadership of the Schuh management team, which includes seven division heads overseeing store operations, buying, IT, human resources, ecommerce, merchandising, and logistics.
     Colin Temple commented, “Schuh has gained market share in recent years due to a strong product assortment and a growing store base. Like Journeys, we specialize in providing our customers with branded casual and athletic footwear styles that are in line with current fashion trends and with a breadth and depth of assortment that is difficult to find elsewhere. We are excited to join the Genesco family and believe the combination of our talented organizations will help to further distinguish our concepts from the competition and accelerate our future growth plans.”
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     Genesco was advised in the transaction by Jefferies & Company and Schuh was advised by Noble Grossart Limited.
Second Quarter Same Store Sales
     Genesco also said that same store sales for its retail stores other than Schuh had increased 14% in the second quarter to date through June 18, 2011, with the Journeys Group up 15%, the Lids Sports Group up 10%, the Johnston & Murphy Group up 20% and the Underground Station Group up 9%.
     “We are pleased with the strength of our U.S. based businesses and look forward to presenting an updated outlook for the balance of the year, including Schuh, when we announce our second quarter results in August,” Dennis concluded.
Conference Call
     Genesco will host a conference call today, Thursday June 23, 2011, at 8:30 am (Eastern Time) to discuss the acquisition. The live webcast may be accessed at (719) 325-2363 or through the Company’s internet website, www.genesco.com. The call will refer to a slide presentation available at www.genesco.com under the “investor relations” section. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding expectations with respect to the acquisition’s effect on the Company’s performance and financial results, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These factors include the Company’s ability to integrate Schuh’s operations as planned and realize expected
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efficiencies in Schuh’s business, Schuh’s ability to recognize same stores sales increases as projected and its ability to open new stores on its projected schedule and at acceptable expense levels. In addition, the actual cost to the Company of the deferred participation and management bonus payments will depend on foreign exchange rates at the time the payments are made. Other factors that could change expected outcomes include all those affecting the Company’s or its subsidiaries business and financial condition generally, including weakness in the consumer economy, inability of customers to obtain credit, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in buying patterns by significant wholesale customers, bankruptcies or deterioration in financial condition of significant wholesale customers, disruptions in product supply or distribution, unfavorable trends in fuel costs, foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, competition in the Company’s markets and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and to conduct required remodeling or refurbishment on schedule and at expected expense levels, deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, unexpected changes to the market for its shares, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will
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determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,285 retail stores throughout the U.S. and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Lids and Lids Locker Room, Johnston & Murphy, and Underground Station, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company’s Lids Sports Group operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.
About Schuh
     Schuh Group Ltd., based in Livingston, Scotland, is the U.K.’s leading fashion footwear retailer, operating from 75 stores across the U.K. and Ireland and online at www.schuh.co.uk.